Exhibit 99.2

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated Balance Sheet

	December 31,	June 30,
	2002	2003
		(Unaudited)

Assets
Cash and cash equivalents	$24,286,087	$20,537,415
Accounts receivable, net of allowance for doubtful accounts	46,824,808	45,003,507
Deferred income taxes	7,249,895	14,004,860
Other current assets	4,599,309	4,594,693

Total Current Assets	82,960,099	84,140,475
Investments in and advances to joint ventures	2,428,550	2,323,230
Property, plant and equipment, net	61,740,501	59,333,975
Goodwill	24,348,743	23,004,547
Deferred Income taxes	3,317,889	2,099,871
Prepaid pension expense	18,020,139	15,526,158
Other assets	1,068,165	2,257,736

Total Assets	$193,884,086	$188,685,992

Liabilities and Stockholder’s Equity
Current portion of long-term debt	$3,368,522	$3,795,246
Accounts payable and accrued liabilities	24,527,752	22,810,571
Due to third party payors	6,260,987	3,771,237
Income taxes payable	1,803,313	1,108,411

Total current liabilities	35,960,574	31,485,465
Long-term debt, net of current portion	36,773,100	35,457,918
Other long-term liabilities	1,428,342	1,260,222

Total liabilities	74,162,016	68,203,605

Stockholders’ equity:
Preferred stock, $0.1 par value, 100,000 shares authorized, none issued
Common stock, $0.01 par value, 1,500 shares authorized, 150,000 shares issued and outstanding	1,500	1,500
Paid-in capital	114,430,058	114,430,058
Retained earnings	5,860,138	6,815,374
Accumulated other comprehensive loss	(569,626)	(764,545)

Total stockholder’s equity	119,722,070	120,482,387

Total liabilities and stockholder’s equity	$193,884,086	$188,685,992

See accompanying Notes

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of operations

	Six Months Ended
	June 30, (Unaudited)
	2002	2003

Revenue	$112,808,266	$118,631,957

Operating Expenses:
Salaries and wages	55,791,345	59,355,168
Employee benefits and taxes	11,643,598	14,418,786
Other operating expenses	23,881,077	24,554,406
Depreciation and amortization	4,023,256	4,728,559
Provision for uncollectible accounts	4,852,501	12,685,500

Total operating expenses	100,191,777	115,742,419

Operating Income	12,616,489	2,889,538
Investment income, net	147,548	124,323
Interest expense	(1,108,749)	(1,109,476)
Equity in income (loss) from joint ventures	(497,274)	7,813
Other expense, net	(359,826)	(280,129)

Income from operations before income taxes and cumulative effect of accounting change	10,798,188	1,632,069
Provision for income taxes	4,632,361	676,833

Income before cumulative effect of accounting change	6,165,827	955,236
Cumulative effect of accounting change, net of income taxes	(25,314,440)	-

Net income (loss)	$(19,148,613)	$955,236

See accompanying Notes

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statements of changes in stockholder’s equity

					Accumulated
	Common Stock		Additional		Other
			Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance at December 31, 2002	150,000	$1,500	$114,430,058	$5,860,138	$(569,626)	$119,722,070
Net Income (loss)				955,236		955,236
Change in fair value of derivatives					(194,919)	(194,919)

Balance at June 30, 2003	150,000	$1,500	$114,430,058	$6,815,374	$(764,545)	$120,482,387

See accompanying Notes.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of cash flows

	Six Months Ended
	June 30, (Unaudited)

	2002	2003

Cash flows from operating activities:
Net income (loss)	$(19,148,613)	$955,236
Adjustments to reconcile net income loss to net cash provided by operating activities:
Provision for uncollectible accounts	4,852,501	12,685,500
Depreciation and amortization	4,023,256	4,728,559
Deferred income taxes	(1,031,632)	(5,447,754)
Equity in (income) loss from investment in joint ventures	497,274	(7,813)
Cumulative effect of accounting change, net	25,314,440	-
Changes in operating assets and liabilities:
Accounts receivable	(13,215,756)	(10,614,199)
Due to third-party payors	(326,242)	(2,489,750)
Other current assets	(327,776)	4,616
Prepaid pension expense	731,251	2,493,981
Other assets	(14,380)	(1,224,444)
Accounts payable and accrued expenses	(2,542,510)	(1,717,181)
Income taxes	3,783,943	(694,902)
Other long-term liabilities	121,997	8,568

Net cash flow (used) provided by operating activities	2,717,753	(1,319,583)

Cash flow from investing activities:
Purchase of property, plant and equipment	(5,712,585)	(2,141,311)
Acquisition of businesses, net of deferred payments	(800,000)	(3,183,513)
Refund received from CRC escrow fund	-	4,967,085
Cash paid for investments in joint ventures	(37,000)	(347,667)

Net cash used in investing activities	(6,549,585)	(705,406)

Cash flow from financing activities:
Principal payments on long-term debt	(2,505,221)	(1,723,683)

Net cash used in financing activities	(2,505,221)	(1,723,683)

Net decrease in cash and cash equivalents	(6,337,053)	(3,748,672)
Cash and cash equivalents—beginning of year	20,965,598	24,286,087

Cash and cash equivalents—end of period	$14,628,545	$20,537,415

See accompanying Notes.

Kessler Rehabilitation Corporation and Subsidiaries

Notes to consolidated financial statements (unaudited)

1. Basis of presentation

The unaudited condensed consolidated financial statements of Kessler Rehabilitation Corporation (the “Company”) as of June 30, 2003 and for the six month periods ended June 30, 2003 and 2002, have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2003.

Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2002.

2. Accounting policies

Reclassifications

Certain reclassifications have been made to prior-year amounts in order to conform to the current-year presentation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect SFAS No. 150 to have a material impact on its financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46) “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied in the Company’s fourth quarter beginning October 1, 2003. Management is currently evaluating the effect of the adoption of FIN 46 on the Company’s consolidated results of operations and financial position.

Stock option plans

During the six months ended June 30, 2003, the Company did not grant stock options under its stock compensation plans.
As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), the Company has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plans. Had compensation costs for the Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, approximately $67,000 and $81,000 of additional compensation expense, net of tax, would have been recognized during the six months ended June 30, 2003 and 2002, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma net earnings assuming compensation costs had been recognized consistent with the fair value method under SFAS No. 123 were as follows:

	For the Six Months
	Ended June 30,

	2002	2003

Net income (loss)—as reported	$(19,148,613)	$955,236
Deduct: Total stock-based employee compensation expense determined under fair value based method for all stock awards, net of tax	(81,036)	(66,647)

Net income (loss)—pro forma	$(19,229,649)	$888,589

3.	Business Acquisitions

During 2003, the Company acquired the assets of two companies that provide physical and occupational rehabilitation services. The combined purchase price of these acquisitions approximated $3.9 million. The acquisitions have been accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of net assets acquired of $3.2 million has been recorded as goodwill as of June 30, 2003.

In addition, during 2003, the Company received approximately $4.5 million as a result of working capital and other adjustments relating to a previous acquisition that were recorded as reductions to goodwill.

4.	Allowance for doubtful accounts

As a result of a deterioration in the age and composition of its accounts receivable in its outpatient rehabilitation services business, the Company increased its provision for doubtful accounts in 2003. This deterioration resulted partially from the relocation of the Company’s outpatient billing from a multi-site business office structure to a central business office structure at a new location. This billing office was located apart from any of the Company’s existing offices and was staffed with new personnel. An additional contributing factor to the deterioration was management’s distraction with the planned sale. The Company’s allowance for doubtful accounts was $22.9 million at June 30, 2003, compared to $12.3 million at December 31, 2002.

5.	Insurance risk programs

The Company is insured for malpractice claims based on claims made policies purchased in the commercial insurance market. For the six months ended June 30, 2003, the Company recorded $2.0 million of operating expense related to an increase in the estimated liability for its uninsured claims under its claims made policies. If coverage is cancelled or not renewed, the Company has the right to purchase an extended report (“tail”) within thirty days of policy termination for claims made after policy termination, but prior to the policy retroactive date. The cost of the tail coverage will be calculated using the rates and rules in effect by the insurance company when the extended reporting period begins. The Company believes that its estimated accrual approximates the premium cost for the tail coverage.

6.	Due to third-party payors

Due to third-party payors represents the difference between amounts received under interim payment plans from third-party payors, principally Medicare and Medicaid, for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of costs reports. During the six months ended June 30, 2003, the Company reclassified $2.0 million of this liability into revenue as a result of settlements of a number of these prior cost reports.

7.	Commitments and contingencies

The Company is involved in various legal proceedings and claims incidental to its normal business activities. Such legal proceedings and claims are either specifically covered by insurance or are not material. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows or results of operations.

The Company is a co-guarantor of a bank loan payable by the Palisades joint venture. The loan, which matures on April 1, 2010, is being repaid in monthly installments of $13,333. The balance of the loan at June 30, 2003 was approximately $1,093,000. Under the terms of this loan, the Company’s guarantee obligation is limited to one-half, or $546,500, of the outstanding loan balance. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is contingently liable under a support agreement to a bank regarding three loans to one of the Company’s joint ventures, KARH. The Company’s obligation is limited to 51% of the outstanding loan balances, or approximately $4.7 million of such loans as of June 30, 2003. The Company would be required to perform under these obligations in the event of a default in the loan agreement. As of June 30, 2003, KARH was in violation of certain debt covenants but received a waiver to the covenants which enabled KARH to be compliant with such covenant.